                                   EXHIBIT 11




CENTURY INDUSTRIES, INC., AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997



------------------------------------------------------------------------------------------------
                                                        NINE MONTHS            NINE MONTHS
                                                     ENDED SEPTEMBER 30,    ENDED SEPTEMBER 30,
                                                           1998                   1997
------------------------------------------------------------------------------------------------
Shares Outstanding....................................... 8,203,000          6,096,000
Weighted average shares outstanding...................... 7,600,000          6,000,000
Net Income (Loss)........................................($ 644,028)         $ 792,098
Preferred Dividends                                        -------            (167,700)
                                                         -----------         ----------
Total Net Income (Loss) Available
 for Common Stockholders'                                $ (644,028)         $ 592,068
                                                         ===========         =========

Basic and Diluted Earnings (Loss) Per Share:
Earnings (Loss) Per Share                                   $ (0.07)          $0.10
                                                              ------          -----

                                   EXHIBIT 11



CENTURY INDUSTRIES, INC., AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997



---------------------------------------------------------------------------------------------------
                                                          THREE MONTHS            THREE MONTHS
                                                        ENDED SEPTEMBER,        ENDED SEPTEMBER 30,
                                                              1998                    1997
---------------------------------------------------------------------------------------------------
Shares Outstanding.......................................... 8,203,000             6,096,000
Weighted average shares outstanding......................... 7,600,000             6,000,000
Net Income (Loss)...........................................$ (248,233)            $ 257,007
Preferred Dividends                                           --------               (32,330)
                                                            ----------             ----------
Total Net Income (Loss) Available
 for Common Stockholders'                                   $ (248,233)            $ 224,677
                                                            ===========            =========

Basic and Diluted Earnings (Loss) Per Share:
Earnings (Loss) Per Share                                    $(0.03)               $0.04
                                                             ------                -----



                                      -14-